Exhibit 99.1

Company Contact (Investor Relations):	Investor Relations Contacts:
Mike Forman	Lippert/Heilshorn & Associates
Vice President, Finance and Administration	Kirsten Chapman/Moriah Shilton
408-894-0700	415-433-3777
Moriah@lhai-sf.com

Company Contact (Public Relations):	Public Relations Agency Contact
Daryl Larsen	Ricky Gradwohl
Tessera Corporate Communications	Porter Novelli
408-952-4364	408-369-4631
dlarsen@tessera.com	ricky.gradwohl@porternovelli.com

TESSERA COMPLETES ACQUISITION OF DIGITAL OPTICS CORPORATION

San Jose, Calif. – July 18, 2006 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, announced today it has completed its acquisition of Digital Optics Corporation, a leader in the development and design of micro-optical solutions. The acquisition is an important milestone in Tessera’s long-term growth strategy and provides Tessera with key technologies for the development of low-cost, miniaturized imaging solutions for high-volume consumer optics applications, such as camera phones, next-generation DVD players and automotive applications.

Tessera announced the Digital Optics acquisition on July 10, 2006. Under the terms of the agreement, Tessera paid approximately $59.5 million in cash for all outstanding Digital Optics equity. The Digital Optics facility in Charlotte, North Carolina will become Tessera’s Micro-Optics Center of Excellence. The acquisition builds upon the wafer-level image sensor packaging technology assets that Tessera acquired from Shellcase, Ltd. in December 2005.

About Tessera Technologies, Inc.

Tessera Technologies, through its wholly-owned subsidiaries Tessera, Inc. and Tessera Israel, is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal and mechanical properties of materials and interconnect. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005, and its Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2006, include more information about factors that could affect the company’s financial results.

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Note: Tessera and the Tessera logo are registered trademarks of Tessera, Inc. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.